Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-272447
(To Prospectus dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and
Product Supplement COMM LIRN-1 dated September 20, 2023)

620,588 Units $10 principal amount per unit CUSIP No. 13608Q887	Pricing Date Settlement Date Maturity Date	May 16, 2024 May 23, 2024 May 29, 2026

Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index

▪      Maturity of approximately two years

▪      2-to-1 upside exposure to increases in the Index, subject to a capped return of 41.00%

▪     1-to-1 downside exposure to decreases in the Index beyond a 10.00% decline, with up to 90.00% of your principal at risk

▪      All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

▪      No periodic interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

▪      Limited secondary market liquidity, with no exchange listing

▪      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement COMM LIRN-1.

The initial estimated value of the notes as of the pricing date is $9.695 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$6,205,880.00
Underwriting discount	$ 0.20	$ 124,117.60
Proceeds, before expenses, to CIBC	$ 9.80	$6,081,762.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

May 16, 2024

Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

Summary

The Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the S&P GSCI® Excess Return Index (the “Index”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our pricing models, and was based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes
Issuer:	Canadian Imperial Bank of Commerce (“CIBC ”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The S&P GSCI® Excess Return Index (Bloomberg symbol: “SPGSCIP”)
Starting Value:	309.0424
Ending Value:	The closing level of the Index on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-21 of product supplement COMM LIRN-1.
Threshold Value:	278.1382 (90% of the Starting Value, rounded to four decimal places)
Participation Rate:	200%
Capped Value:	$14.10 per unit, which represents a return of 41.00% over the principal amount.
Calculation Day:	May 21, 2026
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging-related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement COMM LIRN-1 dated September 20, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923102311/tm2325339d74_424b5.htm

▪	Prospectus supplement dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

▪	Prospectus dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement COMM LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a substantial loss of principal if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo the rights and benefits of owning the commodities or the futures contracts included in, or tracked by, the Index.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal repayment or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive the rights and benefits of owning the commodities or the futures contracts included in, or tracked by, the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and the Capped Value of $14.10 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Index.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 90.00, the Participation Rate of 200%, the Capped Value of $14.10 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Index, see “The Index” section below. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
120.00	20.00%	$14.00	40.00%
120.50	20.50%	$14.10(3)	41.00%
150.00	50.00%	$14.10	41.00%
200.00	100.00%	$14.10	41.00%

(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 309.0424, which was the closing level of the Index on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the Capped Value.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
$6.00 Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 97.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.40 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $14.10 per unit

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement COMM LIRN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Index as measured shortly before the maturity date, you may lose up to 90% of the principal amount.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in any related futures contract.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	Our initial estimated value of the notes is lower than the public offering price of the notes. The public offering price of the notes exceeds our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-15, are included in the public offering price of the notes.

▪	Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which was determined by reference to our internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the level of the Index, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪	Our initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate that was used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the pricing date, and could have an adverse effect on any secondary market prices of the notes.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades related to the Index or any of the Index Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Index.

▪	The prices of commodities or futures contracts represented by or included in the Index may change unpredictably, affecting the value of your notes in unforeseeable ways.

▪	Suspension or disruptions of market trading in the related commodities and futures contracts may adversely affect the value of the notes.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

▪	Changes in exchange methodology may adversely affect the value of the notes.

▪	Legal and regulatory changes could adversely affect the return on and value of your notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	The Index includes futures contracts traded on foreign exchanges, which may be less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges.

▪	Exchange rate movements may adversely impact the value of notes.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement COMM LIRN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The Index tracks commodity futures contracts and does not track the spot prices of the Index Commodities.

The Index is composed of exchange-traded futures contracts (the “Index Components”) on physical commodities (the “Index Commodities”). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Index and not to the spot prices of the Index Commodities. An investment in the notes is not the same as buying and holding the Index Commodities. While price movements in the Index Components may correlate with changes in the spot prices of the Index Commodities, the correlation will not be perfect and price movements in the spot markets for the Index Commodities may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot prices of the Index Commodities may not result in an increase in the prices of the Index Components or the level of the Index. The prices of the Index Components and the level of the Index may decrease while the spot prices for the Index Commodities remain stable or increase, or do not decrease to the same extent.

Higher future prices of the Index Components relative to their current prices may have a negative effect on the level of the Index and therefore the value of the notes.

Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the Index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The level of the Index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts.

The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as “spot return.”

If the expiring futures contract included in the Index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the Index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the Index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” In this case, the effect of the roll yield on the level of the Index will be negative because it will cost more to replace the expiring futures contract.

There is no indication that the markets for the Index Components will consistently be in backwardation or that there will be a positive roll yield that increases the level of the Index. It is possible, when near-term or spot prices of the Index Components are decreasing, for the level of the Index to decrease significantly over time even when some or all of the Index Components are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for an Index Component could result in negative roll yield, which could decrease the level of the Index and the value of the notes.

Risks associated with the Index may adversely affect the market price of the notes.

The composition of the Index will be calculated in reliance upon historic price, liquidity, and production data that are subject to potential errors in data sources or errors that may affect the weighting of the Index Components. The Index sponsor may not discover every discrepancy and any discrepancies that require revision will not be applied retroactively. These discrepancies may adversely affect the level of the Index and the market price of the notes.

The notes are linked to an excess return index and not a total return index.

The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

A limited number of Index Components may affect the level of the Index.

For 2024, there were 24 Index Components included in the Index. In terms of the reference percentage dollar weights, the top two Index Components constitute approximately 40.04% of the Index and the top four Index Components constitute approximately 51.77% of the Index. Any reduction in the market prices of those Index Components is likely to have a substantial adverse impact on the level of the Index and the return on the notes.

Additionally, the top two Index Components are crude oil futures contracts. Therefore, the performance of the Index and, in turn, the return on the notes, will be subject on a concentrated basis to risks affecting the performance of crude oil futures contracts. The notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, environmental, political or regulatory occurrence affecting crude oil than a different investment linked to a more broadly diversified and balanced group of commodities.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

The Index

All disclosures contained in this term sheet regarding the Index have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “Index sponsor” or “SPDJI”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of a Market Measure” on page PS-22 of product supplement COMM LIRN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor.

General

The Index is designed to track a basket of commodity futures contracts on physical commodities that satisfy specified criteria and to be a measure of the performance of the markets for these commodities. The Index represents the return of a portfolio of commodity futures contracts that are rolled forward each month during a designated roll period, which generally keeps investment in the nearby futures contract months. The Index is calculated primarily on a world production-weighted basis and limits eligible contracts to those with adequate liquidity. There is no limit on the number of contracts that may be included in the Index.

Composition of the Index

Contract Eligibility

In order to be included in the Index, a contract must satisfy the following eligibility criteria:

☐             The contract must be in respect of a physical commodity and not a financial instrument (e.g., securities, currencies, interest rates, etc.). The contracts on a particular commodity (the “underlying commodity”) need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

☐             The contract must:

•     have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

•     at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•      be traded on an exchange, facility or platform (referred to as a “trading facility”) which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods. A “contract expiration” means a date or term specified by the trading facility on or through which a contract is traded, during or after which such contract will expire, or delivery or settlement will occur.

Moreover, a contract considered for the Index must be:

•       denominated in U.S. dollars; and

•       traded on or through a trading facility that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development.

The official settlement price provided by the exchange (referred to as the “daily contract reference price”) for such contract generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion of the contract in the Index.

For a contract to be eligible for inclusion in the Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

In order for a contract to be included in the Index, it must meet certain “total dollar value trading” requirements, which is a measure of the total annualized quantity of such contract traded over a specified period expressed in physical units. The requirements differ depending on whether or not a contract is already included in the Index at the time constituents are being reviewed by S&P Dow Jones Indices.

A contract already included in the Index at the time constituents are being reviewed by S&P Dow Jones Indices:

•     that is the only contract on the relevant commodity included in the Index must, in order to continue to be included in the Index after such time, have an annualized total dollar value traded of at least U.S. $5 billion over the relevant period and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination. The total dollar value traded is the dollar value of the total annualized quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•     that is based on a commodity on which there are one or more contracts already included in the Index at such time must, in order to continue to be included in the Index after such time, have an annualized total dollar value traded of at least U.S.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

$10 billion throughout the relevant period and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•        must have a reference percentage dollar weight of at least 0.10% for continued inclusion. The reference percentage dollar weight of a contract is determined by multiplying the contract production weight (described below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the Index and each contract’s percentage of the total is then determined.

A contract being considered for new inclusion in the Index by S&P Dow Jones Indices:

•        that is based on a commodity that is not represented in the Index at such time must, in order to be added to the Index at such time, have an annualized total dollar value traded, over the relevant period, of at least U.S. $15 billion.

•        that is based on a commodity on which there are one or more contracts already included in the Index at such time must, in order to be added to the Index at such time, have an annualized total dollar value traded of at least U.S. $30 billion throughout the relevant period.

•        must have a reference percentage dollar weight of at least 1.00% at the time of determination.

Determination of Number of Contracts

If two or more contracts on the same commodity satisfy the eligibility criteria, and the portion of the Index attributable to that commodity does not exceed an applicable threshold, the additional contracts are included in the Index in the order of their respective total quantity traded during the relevant period, with the contract having the highest total quantity traded being included first. No further contracts on a commodity will be included if the inclusion would result in the portion of the Index attributable to such commodity exceeding the applicable threshold.

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the Index is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the Index.

The 24 contracts currently included in the Index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The following table sets forth the futures contracts currently included in the Index, the exchanges on which they are traded and their contract production weights for 2024.

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Capped Leveraged Index Return Notes® Linked to the S&P GSCI® Excess Return Index, due May 29, 2026

Trading Facility	Commodity	2024 Contract Production Weight
CBT	Chicago Wheat	19982.69
KBT	Kansas Wheat	7751.352
CBT	Corn	44787.06
CBT	Soybeans	12724.26
ICE - US	Coffee	22077.66
ICE - US	Sugar	393391.2
ICE - US	Cocoa	5.303011
ICE - US	Cotton	55831.68
CME	Lean Hogs	111483.7
CME	Live Cattle	110944.0
CME	Feeder Cattle	35136.87
NYM / ICE	WTI Crude Oil	11252.59
NYM	Heating Oil	74629.31
NYM	RBOB Gasoline	78382.22
ICE - UK	Brent Crude Oil	11345.07
ICE - UK	Gasoil	311.2954
NYM / ICE	Natural Gas	42118.17
LME	Aluminum	69.00000
LME	Copper	24.28000
LME	Nickel	2.162800
LME	Lead	11.64000
LME	Zinc	13.58000
CMX	Gold	103.2039
CMX	Silver	841.7066

Calculation of the Index

On any Index business day, the level of the Index is equal to the product of (i) the level of the Index on the preceding Index business day and (ii) one plus the contract daily return (described below) on the Index business day on which the calculation is made. The result of the foregoing calculation is then rounded to seven digits for precision. The term “Index business day” means a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Contract Daily Return

On any Index business day, the contract daily return is equal to the total dollar weight (described below) on such day divided by the total dollar weight on the preceding Index business day minus one.

Total Dollar Weight

The total dollar weight of the Index on any Index business day is equal to the sum of the dollar weights of all futures contract months. The dollar weight of a designated contract not during a roll period is equal to:

(a)           the daily contract reference price for that designated contract on the day on which the calculation is made, multiplied by

(b)           the contract production weight for that designated contract on the day on which the calculation is made.

The futures contracts that comprise the Index must be liquidated or rolled forward into more distant contract expirations as they approach expiration. A “roll period” means the period of five Index business days beginning on the fifth and ending on the ninth Index business day of each calendar month when futures contracts that are closest to expiration (the “first nearby contract expiration”) are liquidated and replaced with futures contracts that are the next closest to expiration (the “roll contract expiration”). The “contract roll weight” is a measure of how much of the weight of the first nearby contract expiration has been shifted to the roll contract expiration.

The dollar weight of a designated contract during a roll period is equal to:

(i)            the daily contract reference price with respect to the first nearby contract expiration multiplied by the contract production weight with respect to the first nearby contract expiration multiplied by the contract roll weight with respect to the first nearby contract expiration, plus

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(ii)           the daily contract reference price with respect to the roll contract expiration multiplied by the contract production weight with respect to the roll contract expiration multiplied by the contract roll weight with respect to the roll contract expiration, provided that for roll periods in which a re-weighting is implemented, (A) the first nearby contract expiration and the roll contract expiration could have different contract production weights and (B) the product of (i) above is also multiplied by the quotient of the new normalizing constant divided by the old normalizing constant. The “normalizing constant” is a divisor used to ensure the continuity of the Index over time and is determined each time the composition of the Index is re-weighted pursuant to the index methodology.

Adjustment of Roll Period

On any Index business day, the occurrence of either of the following circumstances will result in an adjustment of the designated roll weights during the designated roll period according to the procedure set forth below:

☐            no daily contract reference price is available for a given contract expiration (i.e., an exchange holiday occurs on such Index business day).

☐            any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a limit price).

If either of the above events occur, the portion of the roll that would otherwise have taken place on that Index business day will take place on the next Index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the index committee will convene to determine the appropriate course of action, which may include guidance from the relevant exchange.

Contract Production Weights

The Index is a production-weighted index, and S&P Dow Jones Indices ascertains the quantity of each designated contract to be included in the Index, which is referred to as the contract production weight. In calculating the contract production weight of each designated contract, the world production average of each underlying commodity is allocated to the corresponding designated contracts that can best support liquidity. The calculation of the contract production weights of the designated contracts involves a four-step process: (1) determination of the world production quantity (described below) of each underlying commodity, (2) determination of the world production average (described below) of each underlying commodity over the relevant five-year period (described below), (3) calculation of the contract production weight based on the designated contract's percentage of the total quantity traded, and (4) certain adjustments to the contract production weights.

(1) World Production Quantities and Averages

The world production quantity of each underlying commodity is the five-year sum of the total world production over the relevant five-year period, and an average is calculated over the five-year period to determine the world production average. The data is reported on a three-year lag.

S&P Dow Jones Indices will generally use the same sources of information used to determine the contract production weights for or during the immediately preceding year. If such sources are not reasonably available or do not contain the necessary information, or if S&P Dow Jones Indices determines the information included in any such sources is inaccurate, unreliable or contains an obvious and indisputable error, S&P Dow Jones Indices will identify alternative sources of information. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P Dow Jones Indices, in consultation with the Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

(2) Calculation of World Production Averages

The world production averages of each underlying commodity is equal to its world production quantity over the relevant five-year period, divided by five. The world production average is simply the average annual production amount of the underlying commodity based on the world production quantity over a five-year period.

(3) Calculation of Contract Production Weights

In calculating the contract production weight of each designated contract on a particular underlying commodity, the world production average of such underlying commodity is allocated to those designated contracts that can best support liquidity.

With respect to each designated contract, the contract production weight is equal to (a) (i) if there is only one designated contract on the underlying commodity, one (1), and (ii) if there is more than one designated contract on the underlying commodity, the percentage of the total quantity traded of the underlying commodity over the 12-month period ending on August 31st of the immediately preceding year that is traded pursuant to the designated contract, multiplied by (b) the world production average of the underlying commodity, and divided by (c) 1,000,000.

(4) Adjustments to the Contract Production Weights

Contract production weights may be adjusted to ensure that the contract production weight of each designated contract on the underlying commodity is at a level sufficient to support trading activity in the Index, but not disproportionately high. The final contract

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production weights are rounded to seven digits of precision. The new contract production weights are implemented during the designated January roll period.

Index Maintenance

S&P Dow Jones Indices, in consultation with the Index Committee, determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the Index are necessary or appropriate in order to assure that the Index represents a measure of commodity market performance and the tradability of the Index. S&P Dow Jones Indices has the discretion to make any such modifications, in consultation with the Index Committee.

The composition of the Index is reviewed on a quarterly basis by S&P Dow Jones Indices.

Identification of Designated Contract Expirations

Because the Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the Index during a given year are designated by S&P Dow Jones Indices, in consultation with the Index Committee, provided that each such futures contract must be a contract actively trading from a designated commodity exchange or approved pricing source. If a trading facility deletes a futures contract month, the futures contract month will be deleted from the Index for the remainder of the year. The Index will be calculated based on the remaining futures contract months for the rest of the year designated by S&P Dow Jones Indices. If an exchange ceases trading in all futures contract months relating to a particular contract, S&P Dow Jones Indices may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the Index. Any replacement will be effected during the next monthly roll period.

The Index Committee

S&P Dow Jones Indices has established the Index Committee to oversee the daily management and operations of the Index, and to be responsible for all analytical methods and calculation in the Index. The Index Committee is comprised of full-time professional members of S&P Dow Jones Indices staff. At each meeting, the Index Committee reviews any issues that may affect the components of the Index, statistics comparing its composition to the market, commodities being considered for addition to the Index and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P Dow Jones Indices considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

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The following graph shows the daily historical performance of the Index in the period from January 1, 2014 through May 16, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 309.0424.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

CIBC will enter into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the Index in connection with the issuance of the notes.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI®” are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by CIBC.

The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s and its third party licensors’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to the Bank or the notes. S&P and its third party licensors have no obligation to take the needs of the Bank or the owners of the notes into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-7 of product supplement COMM LIRN-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

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Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the revised proposals with respect to “hybrid mismatch arrangements” included in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on November 28, 2023 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in draft form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement COMM LIRN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary – Non-U.S. Holders” in product supplement COMM LIRN-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to CIBC, the issue and sale of the notes has been duly authorized by all necessary corporate action of CIBC in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of CIBC, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to CIBC’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this term sheet and the accompanying product supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of CIBC, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to CIBC’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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